Tidal Trust IV 485APOS

Exhibit 99.(g)(i)(iii)

EXECUTION

AMENDMENT NO. 3 TO
CUSTODY AGREEMENT

This AMENDMENT NO. 3 (“Amendment”) is made and entered into, as of the latest date on the signature page hereto (the “Effective Date”), by and between TIDAL TRUST IV (“Customer”) and THE BANK OF NEW YORK MELLON (“BNY”). BNY and Customer are collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS, Customer and BNY have entered into a Custody Agreement dated as of October 16, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS, Customer and BNY desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.            Appendix I to the Agreement is hereby deleted in its entirety and replaced with Appendix I as attached to this Amendment.

2.            As hereby amended and supplemented, the Agreement shall remain in full force and effect in accordance with its terms. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control. From and after the Effective Date, any reference to the Agreement shall be a reference to the Agreement as amended hereby. Capitalized terms not specifically defined herein will have the same meaning ascribed to them under the Agreement.

3.            This Amendment constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

4.            This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Executed counterparts may be delivered by facsimile or email. “Electronic Signature” means an image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods.

5.            The governing law provision of the Agreement shall be the governing law provision of this Amendment.

6.            Each of the parties represents and warrants to the other that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such party or parties to this Amendment, including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

[Remainder of page intentionally left blank]
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE BANK OF NEW YORK MELLON	TIDAL TRUST IV

By: /s/ Michael Gronsky	By: /s/ Eric Falkeis

Name: Michael Gronsky	Name: Eric Falkeis

Title: Senior Vice President	Title: President

Date: June 30, 2026	Date: 5/13/2026

EXECUTION

APPENDIX I

Series

HyperScale Leaders ETF

LOGIQ Contrarian Opportunities ETF

Portfolio Building Block 1X Inverse Developed Markets Ex US Daily Target ETF

Portfolio Building Block 1X Inverse US Growth Daily Target ETF

Portfolio Building Block 1X Inverse US Large Cap Daily Target ETF

Portfolio Building Block 1X Inverse US Value Daily Target ETF

Portfolio Building Block European Banks Index ETF

Portfolio Building Block Integrated Oil and Gas and Exploration and Production Index ETF

Portfolio Building Block US Banks ETF

Portfolio Building Block World Consumer Staples ETF

Portfolio Building Block World Ex US Industrials ETF

Portfolio Building Block World Pharma and Biotech Index ETF

Voya Core Bond ETF

Voya Multi-Sector Income ETF

Voya Ultra Short Income ETF